DE VISSER GRAY

CHARTERED ACCOUNTANTS

401 - 905 West Pender Street
Vancouver, BC Canada
V6C 1L6

Tel: (604) 687-5447
Fax: (604) 687-6737

January 2, 2002

Clark, Wilson
800 - 885 West Georgia Street
Vancouver, BC
V6C 3H1

Attention: Virgil Z. Hlus

Dear Sirs:

Re: Worldwide Technologies Inc. (formerly clipclop.com Enterprises Inc.) (the "Company")

In regards to your letter dated December 14, 2001, we hereby consent to the incorporation by reference in the Form S-8 Registration Statement of our report dated January 31, 2001, relating to the audited financial statements of the Company, appearing in the Company's Annual Report on Form 20-F for the year ended September 30, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

If you have any questions or concerns in regards to the above, please do not hesitate to contact the writer at your convenience.

Yours truly,

DE VISSER GRAY

/s/ signed

T. Ross Nichol, CA